EXHIBIT 10.3

SHARE ESCROW AGREEMENT

SHARE ESCROW AGREEMENT, dated as of [●] (“Agreement”), by and among Horizon Space Acquisition I Corp., a Cayman Islands exempted Company (the “Company”), the initial shareholders listed on Exhibit A attached hereto (each, an “Initial Shareholder” and collectively the “Initial Shareholders”) and Continental Stock Transfer & Trust Company, a New York limited liability trust company (the “Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated as of [●] (“Underwriting Agreement”), with Network 1 Financial Securities, Inc. (“Network 1”), acting as the representative of the underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 6,000,000 units (“Units”) of the Company, plus an additional 900,000 Units if the Underwriters exercise their over-allotment option in full. Each Unit consists of one ordinary share of the Company, $0.0001 par value (“Ordinary Shares”), one redeemable warrant, with each warrant entitling the holder to purchase one Ordinary Share (the “Warrants”) and one right to receive one-tenth (1/10) of one Ordinary Share (the “Rights”), all as more fully described in the Company’s final Prospectus, dated [●] (“Prospectus”), comprising part of the Company’s Registration Statement on Form S-1 (File No. 333- [__]) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on [●] (“Effective Date”).

WHEREAS, the Initial Shareholders have agreed as a condition of the sale of the Units to deposit their Insider Shares and Private Units (including the underlying securities) (both as defined in the Prospectus), as set forth opposite their respective names in Exhibit A attached hereto (collectively “Escrow Shares”), in escrow as hereinafter provided.

WHEREAS, the Company and the Initial Shareholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1. Appointment of Escrow Agent. The Company and the Initial Shareholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Shares. On or prior to the date hereof, each of the Initial Shareholders delivered to the Escrow Agent certificates representing such Initial Shareholder’s respective Escrow Shares, together with applicable stock powers, to be held and disbursed subject to the terms and conditions of this Agreement. Each of the Initial Shareholders acknowledges that the certificate representing such Initial Shareholder’s Escrow Shares are legended to reflect the deposit of such Escrow Shares under this Agreement.

3. Disbursement of the Escrow Shares.

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3.1 The Escrow Agent shall hold the Escrow Shares during the period (the “Escrow Period”) commencing on the date hereof until (1) with respect to 50% of the Insider Shares, the earlier of (a) six months after the date of the consummation of the Company’s initial business combination; or (b) the date on which the Company consummate a liquidation, merger, stock exchange, or other similar transaction that results in all of its Shareholders having the right to exchange their Ordinary Shares for cash, securities, or other property or, notwithstanding the foregoing, if the closing price of Ordinary Shares equals or exceeds $12.50 per share (as adjusted for stock subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Company’s initial business combination, (2) with respect to the remaining 50% of the Insider Shares, six months after the date of the consummation of the Company’s initial business combination and (3) with respect to the Private Units (and the underlying securities) (including additional Private Units purchased by the Initial Shareholders in connection with the if the Underwriters’ exercise of over-allotment option to purchase an additional 900,000 Units of the Company in full within 45 days of the date of the Prospectus (as described in the Underwriting Agreement)), until after the completion of the Company’s initial business combination (except to certain permitted transferees), the Escrow Shares will no longer be subject to such transfer restrictions. The Company shall promptly provide written notice of the consummation of a Business Combination to the Escrow Agent. Upon completion of the Escrow Period, the Escrow Agent shall disburse such amount of each Initial Shareholder’s Escrow Shares (and any applicable stock power) to such Initial Shareholder; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares; provided further, however, that if, within the six months after the Company consummates a Business Combination, the Company (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders of such entity having the right to exchange their Ordinary Shares for cash, securities or other property, then the Escrow Agent will, upon receipt of a written notice executed by the Chairman of the Board, Chief Executive Officer or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated or such conditions have been achieved, as applicable, release the Escrow Shares to the Initial Shareholders. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.

3.2 Notwithstanding Section 3.1, if the Underwriters do not exercise their over-allotment option to purchase an additional 900,000 Units of the Company in full within 45 days of the date of the Prospectus (as described in the Underwriting Agreement), the Initial Shareholders agree that the Escrow Agent shall return to the Company for cancellation, at no cost, the number of Founder Shares held by each such holder determined by multiplying (a) the product of (i) 900,000 multiplied by (ii) a fraction, (x) the numerator of which is the number of Founder Shares held by each such holder, and (y) the denominator of which is the total number of Founder Shares, by (b) a fraction, (i) the numerator of which is 800,000 minus the number of Ordinary Shares purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 800,000. The Company shall promptly provide written notice to the Escrow Agent of the expiration or termination of the Underwriters’ over-allotment option and the number of Units, if any, purchased by the Underwriters in connection with their exercise thereof.

4. Rights of Initial Shareholders in Escrow Shares.

4.1 Voting Rights as a Shareholder. Subject to the terms of the Insider Letters described in Section 4.4 hereof and except as herein provided, the Initial Shareholders shall retain all of their rights as shareholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

4.2 Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Share shall be paid to the Initial Shareholders, but all dividends payable in shares or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

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4.3 Restrictions on Transfer. During the Escrow Period, the only permitted transfers of the Escrow Shares will be (i) among the Initial Shareholders or to the Company’s Initial Shareholders’ members, officers, directors, consultants or their affiliates, (ii) to a holder’s shareholders or members upon the holder’s liquidation, in each case if the holder is an entity, (iii) by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is the holder or a member of the holder’s immediate family, in each case for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to the Company for no value for cancellation in connection with the consummation of a business combination, (vii) in connection with the consummation of a business combination at prices no greater than the price at which the Escrow Shares were originally purchased, (viii) in the event of the Company’s liquidation prior to its consummation of an initial business combination or (ix) in the event that, subsequent to the consummation of an initial business combination, the Company completes a liquidation, merger, capital share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, in each case, except for clause (vi), (viii) or (ix) or with the Company’s prior written consent , on the condition that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter (as defined below) signed by the Initial Shareholder transferring the Escrow Shares.

4.4 Insider Letters. Each of the Initial Shareholders has executed a letter agreement with Network 1 and the Company, dated as indicated on Exhibit A hereto, and the form of which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of such Initial Shareholder in certain events, including but not limited to the liquidation of the Company.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Share held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

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5.3 Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4 Further Assurances. From time to time on and after the date hereof, the Company and the Initial Shareholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

5.8 Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Escrow Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

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6.2 Third Party Beneficiaries. Each of the Initial Shareholders hereby acknowledges that Network 1 is a third party beneficiaries of this Agreement and this Agreement may not be modified or changed without the prior written consent of Network 1.

6.3 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to:

Horizon Space Acquisition I Corp.

1412 Broadway

21st Floor, Suite 21V

New York, NY 10018

Attn: Mingyu (Michael) Li, Chief Executive Officer

Email: mcli@horizonspace.cc

If to a Shareholder, to his address set forth in Exhibit A.

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attn: Douglas Reed

A copy (which copy shall not constitute notice) sent hereunder shall be sent to:

Network 1 Financial Securities, Inc.

2 Bridge Ave #241

Red Bank, NJ 07701

Attn.: Adam Pasholk

Email: ddtestaverde@netw1.com

Fax: (732) 758-6671

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and:

Robinson & Cole LLP

Chrysler East Building

666 Third Avenue, 20th Floor

New York, NY 10017

Attn: Arila E. Zhou, Esq.

Email: azhou@rc.com

and:

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Tel: (212) 930-9700

Attn: David Manno, Esq.

Email: dmanno@srf.law

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7 Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period specified in the Prospectus.

[Signature Page Follows]

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WITNESS the execution of this Agreement as of the date first above written.

COMPANY:

HORIZON SPACE ACQUISITION I CORP.

By:
Name: Mingyu (Michael) Li
Title: Chief Executive Officer

INITIAL SHAREHOLDERS:

HORIZON SPACE ACQUISITION I SPONSOR CORP.

By:
Name: Mingyu (Michael) Li
Title: Director

Angel Colon

Mark Singh

Rodolfo Jose Gonzalez Caceres

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name: [●]
Title: [●]

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EXHIBIT A

Name and Address of Initial Shareholder[1]	Number of Share/Units	Date of Insider Letter
Horizon Space Acquisition I Sponsor Corp.	[●] Insider Shares [●] Private Units	[●]
Angel Colon	8,000 Founder Shares	[●]
Mark Singh	5,000 Founder Shares	[●]
Rodolfo Jose Gonzalez Caceres	5,000 Founder Shares	[●]

[1]	The address of each of the individuals is c/o, Horizon Space Acquisition I Corp., 1412 Broadway, 21st Floor, Suite 21V, New York, NY 10018.

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